Exhibit 99.1

Sensata Technologies Announces Modified Dutch Auction Tender Offer

for Senior and Senior Subordinated Notes

Almelo, the Netherlands, 26 February 2010

Sensata Technologies B.V. (“Sensata”), a global designer and manufacturer of sensors and controls, today announced the commencement of a cash tender offer (the “Tender Offer”) to purchase the maximum aggregate principal amount of its 8% Senior Notes due 2014 (the “Dollar Notes”), its 9% Senior Subordinated Notes due 2016 (the “9% Notes”) and its 11.25% Senior Subordinated Notes due 2014 (the “11.25% Notes” and, together with the 9% Notes, the “Euro Notes”) that it can purchase for $350,000,000 (including accrued interest and subject to increase, the “Maximum Payment Amount”) at a purchase price per $1,000 principal amount with respect to the Dollar Notes and per €1,000 with respect to the Euro Notes determined in accordance with a modified Dutch auction procedure on the terms and conditions set forth in the Offer to Purchase dated February 26, 2010 (the “Offer to Purchase”). The Tender Offer will be subject to satisfaction or waiver of certain conditions, including Sensata’s ultimate parent company, which is currently undertaking a financing transaction, having received sufficient net proceeds to make the payments contemplated by the Tender Offer.

Dollar Notes and the Euro Notes are referred to as the “Notes.” The Notes and other information relating to the Tender Offer are listed in the table below.

Series of Notes	CUSIP/ISIN No(s).	Outstanding Principal Amount	Early Participation Payment (1)	Total Consideration (Acceptable Bid Price Range) (1)(2)
8% Senior Notes due 2014	81725W AC7	$340,006,000	$30.00	$900.00 - $1,000.00

9% Senior Subordinated Notes due 2016	XS0252692412 XS0252692925 XS0286076442	€177,315,000	€30.00	€875.00 - €975.00

11.25% Senior Subordinated Notes due 2014	XS0378671878 XS0378671282 XS0416176757	€137,000,000	€30.00	€956.25 - €1,056.25

(1)	Per $1,000 principal amount of Dollar Notes and €1,000 principal amount of Euro Notes, as the case may be, that are accepted for purchase.
(2)	Includes the applicable Early Participation Payment referred to below.

The total consideration payable pursuant to the Tender Offer per $1,000 principal amount of Dollar Notes or €1,000 principal amount of Euro Notes validly tendered and accepted for purchase by Sensata will be determined based on a formula consisting of a base price plus a clearing premium. The base price (including the Early Participation Payment) will be equal to (i) $900.00 for the Dollar Notes, (ii) €875.00 for the 9% Notes and (iii) €956.25 for the 11.25% Notes. The clearing premium will be determined by consideration of the “bid price” specified by each holder that tenders Notes into the Tender Offer, which represents the minimum consideration such holder is willing to receive for those Notes. Each bid price must fall within the acceptable bid price range specified in the table above.

The clearing premium applicable to Notes of all series will be the lowest single premium at which Sensata will be able to spend the Maximum Payment Amount by accepting all validly tendered Notes with bid premiums (the amount by which each bid price exceeds the base price) equal to or lower than the clearing premium. If the aggregate amount of Notes validly tendered (and not withdrawn) at or below the clearing premium would cause Sensata to spend more than the Maximum Payment Amount, then holders of the Notes tendered at the clearing premium will be subject to proration as described in the Offer to Purchase.

Provisions Subject to the Tender Offer

Sensata will pay accrued and unpaid interest on all Notes tendered and accepted for payment in the Tender Offer from the last interest payment date to, but not including, the date on which the Notes are purchased.

Each holder of Notes who validly tenders (and does not withdraw) his or her Notes on or prior to 5:00 P.M., New York City time, on March 11, 2010, unless such time and date is extended by Sensata (the “Early Participation Date”), will receive an early participation payment of $30.00 per $1,000 principal amount of Dollar Notes or €30.00 for each €1,000 principal amount of Euro Notes in the Tender Offer (the “Early Participation Payment”). Holders tendering their Notes in the Tender Offer after the Early Participation Date will not be eligible to receive the Early Participation Payment.

The Tender Offer is scheduled to expire at 11:59 P.M., New York City time, on March 25, 2010, unless such time and date is extended or earlier terminated by Sensata (the “Expiration Date”).

Tendered Notes may be withdrawn at any time on or prior to 5:00 P.M., New York City time, on March 11, 2010, unless such time and date is extended by Sensata (the “Withdrawal Date”). Holders of Notes who tender their Notes after the Withdrawal Date, but on or prior to the Expiration Date, may not withdraw the Notes tendered.

The Tender Offer is conditioned upon the satisfaction or waiver of certain conditions as described in the Offer to Purchase. Subject to applicable law, Sensata may also terminate the Tender Offer at any time prior to the applicable Expiration Date in its sole discretion.

Additional Information

Sensata has retained Goldman, Sachs & Co. and Goldman Sachs International to act as the dealer managers for the Tender Offer. With respect to the Dollar Notes, Global Bondholder Services Corporation is the Information Agent and Depositary for the Tender Offer. With respect to the Euro Notes, Lucid Issuer Services Limited is the Information Agent and Tender Agent for the Tender Offer. Questions regarding the Tender Offer should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect). Requests for documentation relating to the Tender Offer with respect to the Dollar Notes should be directed to Global Bondholder Services Corporation at (866) 387-1500 (toll-free) or (212) 430-3774 (banks and brokers only). Requests for documentation relating to the Tender Offer with respect to the Euro Notes should be directed to Lucid Issuer Services Limited at +44 (20) 7704-0880.

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase and related documents. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Sensata by the dealer manager, if the dealer manager is a licensed broker or dealer under the laws of such jurisdiction, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Sensata

Sensata Technologies B.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions. Owned by affiliates of Bain Capital Partners, LLC, a leading global private investment firm, and its co-investors, Sensata employs approximately 9,500 people in nine countries. Our products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit our web site at www.sensata.com.

Contacts

For Investors:

Maggie Morris

1-508-236-1069

investors@sensata.com

www.sensata.com

For News Media:

Linda Megathlin

1-508-236-1761

lmegathlin@sensata.com

www.sensata.com

Sensata Safe Harbor Statement

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Sensata’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Sensata’s annual report on Form 10-K for the year ended December 31, 2009 and Sensata’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Sensata’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Sensata does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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